Exhibit 99.1

[THOR INDUSTRIES, INC. LOGO]

419 WEST PIKE STREET • P.O. BOX 629 • JACKSON CENTER, OHIO 45334-0629
PHONE 937-596-6849 • FAX 937-596-6539
N E W S R E L E A S E

Date:	March 8, 2004
Contact:	Wade F. B. Thompson or Peter B. Orthwein

THOR REPORTS RECORD E.P.S., NET INCOME, SALES IN QUARTER, SIX MONTHS;
HIRES 660 NEW EMPLOYEES TO SATISFY DEMAND.

Thor Industries, Inc. (NYSE:THO) announced today record results for the second quarter and six months ended January 31, 2004.

Net income for the quarter was a record $17.5 million, up 14% from $15.4 million last year. E.P.S. for the quarter were 31(cent), up 15% from last year’s 27(cent). Sales for the quarter were $426.5 million, up 29% from $329.9 million last year.

Net income for the six months was $41.2 million, up 14% from $36.2 million last year. E.P.S. for the six months were 72(cent), up 14% from 63(cent) last year. Sales for the six months were $916.9 million, up 25% from $736.2 million last year. Results include Damon Corp. since acquisition on September 2, 2003.

RV income before tax in the quarter was $24.9 million, up 11% from $22.4 million last year and was $62.4 million in the six months, up 10% from $57.0 million last year. RV sales in the quarter were $374.2 million, up 36% from $276.0 million last year and were $807.2 million in the six months, up 29% from $628.1 million last year. Bus income before tax in the quarter was $3.4 million, up 3% compared to $3.3 million last year and was $6.2 million in the six months, up 4% from $5.9 million last year. Bus sales were $52.3 million in the quarter, down 3% from $53.9 million last year and were $109.7 million in the six months, up 2% from $108.0 million last year. Corporate costs were $874,000 in the quarter versus $2.0 million last year and were $2.1 million in the six months versus $4.7 million last year. Corporate costs in the three and six months of this year include a $1.8 million gain on sale of an investment.

Margins in the period were affected by cost increases in commodities such as steel, aluminum, plywood, lumber, and copper as well as losses at our Thor California operation. We have taken aggressive actions, including price increases and cost reductions to eliminate Thor California’s problems and to offset commodity cost increases.

“To satisfy rapidly increasing demand and record backlogs we have hired 660 employees since January 1, 2004, increasing our employee total by more than 10% and are working 6 days a week at some of our facilities. We confidently expect a strong second half of fiscal 2004,” said Wade F. B. Thompson, Thor Chairman.

Thor’s regular quarterly dividend of 3(cent) per share will be paid on April 2, 2004 to stockholders of record on March 12, 2004.

This release includes “forward looking statements” that involve uncertainties and risks. There can be no assurance that actual results will not differ from the Company’s expectations. Factors which could cause materially different results include, among others, the success of new product introductions, the pace of acquisitions and cost structure improvements, competitive and general economic conditions, and the other risks set forth in the Company’s filings with the Securities and Exchange Commission.

THOR INDUSTRIES, INC.

STATEMENT OF INCOME FOR THE 3 AND 6 MONTHS ENDED JANUARY 31, 2004 and 2003
$000 except per share — unaudited

	3 MONTHS ENDED JANUARY 31				6 MONTHS ENDED JANUARY 31
	2004	%	2003	%	2004	%	2003	%
Net sales	$426,479		$329,898		$916,907		$736,160
Gross profit	$53,335	12.5%	$45,152	13.7%	$119,543	13.0%	$103,746	14.1%
Selling, general and administrative	$28,526	6.7%	$21,954	6.7%	$56,541	6.2	$45,078	6.1%
Amortization of intangibles	$202	—	$178	.1%	$396	—	$357	—
Impairment of equity securities	$—	—	$—	—	$—	—	$1,580	.2%
Gains on equity securities	$1,814	.4%	$—	—	$1,814	.2%	$—	—
Interest income (net)	$380	.1%	$317	.1%	$810	.1%	$796	.1%
Other income	$625	.1%	$396	.1%	$1,277	.1%	$667	.1%
Income before taxes	$27,426	6.4%	$23,733	7.2%	$66,507	7.3%	$58,194	7.9%
Taxes	$9,906	2.3%	$8,364	2.5%	$25,283	2.8%	$21,976	3.0%
Net income	$17,520	4.1%	$15,369	4.7%	$41,224	4.5%	$36,218	4.9%
E.P.S.	$0.31		$0.27		$0.72		$0.63
Average common shares outstanding	57,327,356		57,113,604		57,276,091		57,042,788

SUMMARY BALANCE SHEETS — JANUARY 31 ($000) (unaudited)

	2004	2003		2004	2003
Cash and equivalents	$42,338	$55,351	Current liabilities	$183,860	$137,945
Investments, short term	43,572	20,354	Other liabilities	7,196	6,234
Accounts receivable	134,854	100,536	Stockholders’ equity	455,751	371,936
Inventories	156,411	113,586
Deferred income tax and other	16,774	9,904
Total current assets	393,949	299,731
Fixed assets	86,501	63,257
Investments — joint ventures	2,433	2,125
Investments available for sale Goodwill	— 140,857	2,653 130,555
Other assets	23,067	17,794
Total	$646,807	$516,115		$646,807	$516,115